Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL COMPLETES

ACQUISITION OF MTS SYSTEMS

Wallingford, Connecticut. April 7, 2021. Amphenol Corporation (NYSE: APH), a leading global provider of high-technology interconnect, antenna and sensor solutions, today announced that it has completed its acquisition of MTS Systems Corporation (“MTS”). In connection with the close of the transaction, MTS common stock will cease to trade on the NASDAQ.

“We are excited to have completed our acquisition of MTS and to welcome the talented MTS team to the Amphenol family,” said R. Adam Norwitt, Amphenol’s President and CEO. “The combined strength and breadth of our companies’ highly complementary sensor product portfolios will allow us to offer our customers an expanded array of innovative technologies across multiple end markets. We look forward to the new opportunities created by the collective strengths of Amphenol and MTS Sensors as we further capitalize on the long-term growth potential of the electronics revolution.”

Amphenol expects the MTS Sensors business to add approximately $350 million in sales in the first twelve months after closing. As previously disclosed, MTS Sensors is expected to be $0.05 accretive to Amphenol's earnings per share in the first twelve months after closing, which excludes acquisition-related expenses and reflects the Company's recent 2-for-1 stock split.

As previously announced, Amphenol has entered into an agreement to sell the MTS Test & Simulation business to Illinois Tool Works Inc. (NYSE: ITW). The agreed sale price for the transaction is $750 million, subject to certain post-closing adjustments and excluding transaction-related expenses. The sale of the Test & Simulation business is expected to close following the receipt of all required regulatory approvals. Until that time, Amphenol will account for and report the Test & Simulation business as a discontinued operation.

Amphenol plans to further discuss the MTS acquisition on its first quarter earnings call, scheduled for April 28, 2021.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may contain words and terms such as: “anticipate,” “could,” “believe,” “continue,” “expect,” “estimate,” “forecast,” “ongoing,” “project,” “seek,” “predict,” “target,” “will,” “intend,” “plan,” “look ahead,” “optimistic,” “potential,” “guidance,” “may,” “should,” or “would” and other words and terms of similar meaning. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed sale of the MTS Test & Simulation business to ITW may not be completed in a timely manner or at all and (ii) unanticipated difficulties relating to the MTS transaction, the response of business partners and competitors to the announcement of the closing of the transaction, potential disruptions to current plans and operations and/or potential difficulties in employee retention as a result of the closing of the MTS transaction and the announcement of the divestiture to ITW. The foregoing list of risk factors is not exhaustive. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Amphenol’s business, particularly those identified in the risk factor discussion in Amphenol’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as other documents that may be filed by Amphenol with the SEC. Amphenol does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com